Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PhotoMedex, Inc.:

We consent to the use of our report dated February 18, 2004, except with respect to the eleventh paragraph of Note 10, as to which the date is March 10, 2004, with respect to the consolidated statement of operations, stockholders' equity and cash flows of PhotoMedex, Inc.  and Subsidiaries for the year ended December 31, 2003, incorporated herein by reference in this registration statement on Form S-8.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 20, 2006